UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EyePoint Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Materials EyePoint Pharmaceuticals, Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.   To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by June 13, 20

20.

SUPPLEMENT #1 TO DEFINITIVE PROXY STATEMENT

On or about May 8, 2020, EyePoint Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) sent out proxy materials to stockholders who held the Company’s common stock as of April 24, 2020 (the “Record Date”), including a Notice of Annual Meeting of Stockholders with instructions for online access to our proxy statement (the “Original Proxy Statement”), for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), that is to be held on Tuesday, June 23, 2020, at 9:00 a.m., Eastern Time, for the purposes set forth in the Original Proxy Statement.

Although the Original Proxy Statement relating to the Annual Meeting stated that David Guyer, M.D. had attended approximately 65% of the meetings of the Board and those committees on which he was a member during 2019, these statements were an error on our part.

Following the filing of the Original Proxy Statement, we re-examined our calculations regarding Dr. Guyer’s attendance and determined that we had erroneously marked Dr. Guyer absent from meetings of certain Board committees on which he was not yet a member, and as a result we miscalculated his attendance record. In fact, Dr. Guyer had attended 100% of the meetings of the Board and the Board committees on which he was a member during 2019.

In light of this correction regarding Dr. Guyer’s attendance, the Board reiterates its recommendation that stockholders vote “FOR” Dr. Guyer’s election to the Board, in addition to the other director nominees.

Except as supplemented by the information contained in this First Supplement, all information set forth in the Original Proxy Statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.